Exhibit 99.B(g)(2)

ATTACHMENT C

Portfolios of the Fund

Large Cap Value Fund

Large Cap Growth Fund

Tax-Managed Large Cap Fund

Small Cap Value Fund

Small Cap Growth Fund

Tax-Managed Small Cap Fund

Mid-Cap Fund

Core Fixed Income Fund

High Yield Bond Fund

Real Estate Fund

Small/Mid Cap Equity Fund

Large Cap Diversified Alpha Fund

U.S. Managed Volatility Fund

Enhanced Income Fund